Leatt Corp Announces Results for Third Quarter 2022

Year-to-date revenues increase 33%;

Year-to-date net income increases 26%;

Year-to-date EPS increases to $1.90

CAPE TOWN, South Africa, (November 9, 2022) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced financial results for the third quarter ending September 30, 2022. All financial numbers are in U.S. dollars.

Third Quarter 2022 Highlights

• Third quarter global revenues of $23.3 million, up 5%, compared to third quarter 2021

• Year-to-date revenues of $65.4 million, up 33%, compared to same period of 2021

• Year-to-date net income of 11.0 million, up 26%, compared to same period of 2021

• Year-to-date EPS increased to $1.90

Chief Executive Officer Sean Macdonald commented: "The 2022 third quarter was our 18th consecutive quarter of year-over-year revenue growth. Total global third quarter 2022 revenues were $23.3 million, an increase of 5% over the third quarter of 2021. Gross profit for the quarter was $10.1 million, up 6% over 2021. Our entire team, as well as our MTB and MOTO customers, remain enthusiastic about the solid momentum and market penetration that the Leatt brand and our 'head-to-toe' offering of exceptional protective gear has achieved over the past several years.

"Global revenues for the first nine months of 2022 were $65.4 million, up 33% over the same period last year. Net income for the first nine months grew to $11.0 million, an increase of 26% over the prior year period. That's a tremendous achievement, compared to the very strong first nine months of 2021 when revenues grew by 91%. We maintained a return on revenue of 17% and earnings of $1.90 per basic share, once again displaying our ability to grow revenues, invest in growth, and remain operationally efficient in these challenging times of macroeconomic headwinds and some stocking congestion globally.

"The increased revenue for the third quarter was primarily due to upticks in sales of helmets and in sales from our other products, parts and accessories category, offset by slight decreases in sales in our body armor and neck brace categories. We were particularly pleased with our results in the U.S. where revenues increased by $1.1 million or 26% over the  2021 third quarter, as we fulfilled pre-booked orders to re-stock dealer inventory around the country. We continue to invest heavily in our U.S. sales and distribution capacity are well stocked in our new U.S. warehouse to meet dealer demand on a on-going basis.

"On a year-to-date basis we saw double digit revenue growth in all our expanding product categories, with the exception of neck braces, our most established product, where sales decreased in the 2022 period, compared to an extraordinary 74% increase in the prior year comparison period as a result of dealer pre-stocking to meet demand. Growth in sales of apparel, MOTO and MTB helmets and off-road motorcycle boots were also encouraging over the 2021 nine-month period."

Founder and Chairman Dr. Christopher Leatt remarked: "As always, our engineers and designers are dedicated to creating products that protect the riders who use them, and saving lives. Safety is the core of our business."

Financial Summary

Total revenues for the third quarter of 2022 increased to $23.3 million, up 5%, compared to $22.1 million for the third quarter of 2021.

The increase was driven by an 88% increase in helmet sales, and a 38% increase in other products, parts and accessories, that were partially offset by a 15% decrease in body armor and a 30% decrease in neck brace sales.

Income from operations for the third quarter of 2022 decreased to $5.5 million, down 5%, compared to $5.8 million for the third quarter of 2021.

Net income for the third quarter of 2022 decreased to $4.1 million, or $0.70 per basic and $0.65 per diluted share, down 5%, compared to $4.3 million, or $0.79 per basic and $0.69 per diluted share, for the third quarter of 2021.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At September 30, 2022, the Company had cash and cash equivalents of $4.8 million and a current ratio of 3.1:1.

Business Outlook

Mr. Macdonald added: "We continue to grow despite the macroeconomic geo-political headwinds that have caused currency fluctuations and have impacted the sentiment of customers and consumers around the world. We are seeing some moderation in the extraordinary consumer demand levels that the global MOTO and MTB industry have enjoyed over the last several quarters, but these headwinds do not change the overall strategy and solid fundamentals that have contributed to our success. Consumers continue to ride and participate heavily in outdoor activities, and dealers continue to digest inventory and re-order. These are trends we that expect to continue.

"In the U.S., our Reno, Nevada warehouse is now fully up and running and well-stocked to ship products to customers and consumers efficiently. The U.S. sales team continues to grow substantially as we reach and service a wider group of MOTO and MTB dealers around the country.

Internationally, our team of global sales and marketing managers in some of our most important regions continues to be an important focus as we aim to leverage the momentum that the Leatt brand has gained over the last several years and grow our multi-channel sales approach.

"We remain proud of our operational efficiencies, resilience and ability to control costs, despite the strong global inflationary environment. We believe that the sales traction, market penetration and brand development that we have achieved over the last several years are testament to our team's ability to develop, market and sell innovative products to wider groups of consumers all over the world. Many of our innovative products are still in their infancy, in terms of market share, with significant opportunity for further gains, and we believe that we are well-positioned to deliver long-term growth and shareholder value.

Conference Call

The Company will host a conference call at 10:00 am ET on Wednesday, November 9, 2022, to discuss the third quarter 2022 results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13733893.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motorsports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company's momentum of record-breaking revenue growth will continue; the ability of the Company to continue to maintain its innovative and cutting edge pipeline of branded products or to financially benefit from its sales and marketing efforts; the ability of the Company's global supply chain to withstand any adverse impact on global supply chains and to meet customer demand; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
ASSETS

	September 30, 2022	December 31, 2021
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$4,835,268	$5,022,436
Short-term investments	58,267	58,262
Accounts receivable, net	22,504,973	12,660,936
Inventory, net	25,021,494	21,081,481
Payments in advance	1,201,454	1,610,640
Prepaid expenses and other current assets	1,332,503	4,178,427
Total current assets	54,953,959	44,612,182

Property and equipment, net	3,066,304	3,128,086
Operating lease right-of-use assets, net	1,163,782	1,393,213

Other Assets
Deposits	40,141	33,339

Total Assets	$59,224,186	$49,166,820

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$12,481,062	$14,617,671
Note payable, current	89,739	83,270
Operating lease liabilities, current	286,564	318,621
Income taxes payable	4,812,039	2,738,818
Short term loan, net of finance charges	142,936	975,025
Total current liabilities	17,812,340	18,733,405

Deferred compensation	380,000	320,000
Note payable, net of current portion	124,690	189,249
Operating lease liabilities, net of current portion	877,218	1,074,592
Deferred tax liability, net	228,600	228,600

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares
authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares
authorized, 5,826,892 and 5,673,683 shares issued
and outstanding	130,280	130,162
Additional paid - in capital	9,929,779	9,230,847
Accumulated other comprehensive loss	(1,335,752)	(779,268)
Retained earnings	31,074,031	20,036,233
Total stockholders' equity	39,801,338	28,620,974

Total Liabilities and Stockholders' Equity	$59,224,186	$49,166,820

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$23,258,752	$22,100,827	$65,425,170	$49,297,861

Cost of Revenues	13,122,213	12,571,692	38,017,469	27,523,233

Gross Profit	10,136,539	9,529,135	27,407,701	21,774,628

Product Royalty Income	74,411	58,246	200,221	141,535

Operating Expenses
Salaries and wages	1,274,554	975,676	3,897,693	2,813,024
Commissions and consulting expenses	143,691	144,837	456,911	581,485
Professional fees	166,537	510,713	505,305	971,969
Advertising and marketing	1,166,804	633,915	2,526,808	1,669,648
Office lease and expenses	145,499	99,314	546,398	273,887
Research and development costs	501,604	468,922	1,516,147	1,319,183
Bad debt expense	97,325	42,197	101,680	56,290
General and administrative expenses	977,796	691,696	2,399,899	1,830,055
Depreciation	264,923	265,777	829,790	744,713
Total operating expenses	4,738,733	3,833,047	12,780,631	10,260,254

Income from Operations	5,472,217	5,754,334	14,827,291	11,655,909

Other Income
Interest and other expenses, net	7,784	1,413	5,592	1,354
Total other income	7,784	1,413	5,592	1,354

Income Before Income Taxes	5,480,001	5,755,747	14,832,883	11,657,263

Income Taxes	1,391,878	1,467,936	3,795,085	2,899,966

Net Income Available to Common Shareholders	$4,088,123	$4,287,811	$11,037,798	$8,757,297

Net Income per Common Share
Basic	$0.70	$0.79	$1.90	$1.61
Diluted	$0.65	$0.69	$1.77	$1.42

Weighted Average Number of Common Shares Outstanding
Basic	5,826,892	5,461,933	5,802,771	5,443,780
Diluted	6,261,160	6,190,748	6,237,039	6,172,596

Comprehensive Income
Net Income	$4,088,123	$4,287,811	$11,037,798	$8,757,297
Other comprehensive income, net of $0 deferred income
taxes in 2022 and 2021
Foreign currency translation	(431,436)	(146,285)	(556,484)	(113,744)

Total Comprehensive Income	$3,656,687	$4,141,526	$10,481,314	$8,643,553

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS  ENDED SEPTEMBER 30, 2022 AND 2021

	2022	2021

Cash flows from operating activities
Net income	$11,037,798	$8,757,297
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	829,790	744,713
Stock-based compensation	443,250	55,020
Bad debts reserve	81,305	32,423
Inventory reserve	148,901	51,840
(Gain) loss on sale of property and equipment	(23,047)	5,767
(Increase) decrease in:
Accounts receivable	(9,925,342)	(10,023,484)
Inventory	(4,088,914)	(5,060,128)
Payments in advance	409,186	(952,067)
Prepaid expenses and other current assets	2,845,924	(2,212,611)
Income tax refunds receivable	-	2,964
Deposits	(6,802)	146
Increase (decrease) in:
Accounts payable and accrued expenses	(2,136,609)	8,412,521
Income taxes payable	2,073,221	1,271,016
Deferred compensation	60,000	60,000
Net cash provided by operating activities	1,748,661	1,145,417

Cash flows from investing activities
Capital expenditures	(865,204)	(892,658)
Proceeds from sale of property and equipment	43,469	-
Increase in short-term investments, net	(5)	(4)
Net cash used in investing activities	(821,740)	(892,662)

Cash flows from financing activities
Issuance of common stock	255,800	-
Repayment of note payable to bank	(58,090)	-
Repayment of short-term loan, net	(832,089)	(534,948)
Net cash used in financing activities	(634,379)	(534,948)

Effect of exchange rates on cash and cash equivalents	(479,710)	(98,178)

Net decrease in cash and cash equivalents	(187,168)	(380,371)

Cash and cash equivalents - beginning of period	5,022,436	2,967,042

Cash and cash equivalents - end of period	$4,835,268	$2,586,671

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$37,427	$21,741
Cash paid for income taxes	$1,721,864	$1,659,698

Other noncash investing and financing activities
Common stock issued for services	$443,250	$55,020

The accompanying notes are an integral part of these consolidated financial statements.